UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 16, 2010

ADVENTRX Pharmaceuticals, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32157	84-1318182
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6725 Mesa Ridge Road, Suite 100, San Diego, California		92121
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	858-552-0866

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 2.02 Results of Operations and Financial Condition.

On April 16, 2010, ADVENTRX Pharmaceuticals, Inc. (the "Company") issued a press release that includes an announcement that the Company anticipates its stockholders' equity as of March 31, 2010 will comply with the NYSE Amex’s continued listing standards related to stockholders’ equity. A copy of this press release is furnished as Exhibit 99.1 hereto.

Item 8.01 Other Events.

On April 16, 2010, the Company announced a 1-for-25 reverse split of its common stock. The Company expects that the reverse stock split will be effective upon the close of trading on April 23, 2010, and that the Company’s common stock will begin trading on a split adjusted basis on the NYSE Amex when the market opens on April 26, 2010.

The reverse split will reduce the number of shares of the Company's common stock outstanding from approximately 257 million to approximately 10.3 million. Proportional adjustments will be made to the Company’s outstanding stock options, warrants and other equity awards and to its equity compensation plans. Par value and the number of authorized shares of common stock will not change. The Company will not issue any fractional shares. Stockholders will receive cash in lieu of fractional shares to which they would otherwise be entitled.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The list of exhibits called for by this Item is incorporated by reference to the Exhibit Index filed with this report.

The information set forth under Item 2.02 and in Exhibit 99.1 is not being filed for purposes of Section 18 of the Securities Exchange Act of 1934 and is not to be incorporated by reference into any filing of the registrant, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVENTRX Pharmaceuticals, Inc.

April 16, 2010	By:	/s/ Patrick Keran

Name: Patrick Keran
Title: President and Chief Operating Officer

Top of the Form

Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated April 16, 2010